EXHIBIT 10.6

THE DOW CHEMICAL COMPANY

EXECUTIVES’ SUPPLEMENTAL
RETIREMENT PLAN — RESTRICTED AND CADRE BENEFITS

Restated Effective January 1, 2024

8.3.	Governing Law	31
8.4.	Tax Withholding	31
8.5.	Savings Clause	31
8.6.	Notices	32
8.7.	Waiver	32
8.8.	Reliance on Information Provided	32
8.9.	Plan Interpretation and Section 409A	32
8.10.	Plan Document	32
8.11.	Privilege	33
8.12.	Rules of Construction	33

PREAMBLE

Plan Establishment

On May 14, 1992, The Dow Chemical Company established The Dow Chemical Company Executives’ Supplemental Retirement Plan (the “Executives’ Supplemental Retirement Plan”) as an unfunded program of deferred compensation, which included Part A for non-U.S. service, non-controlled group service and/or non-covered controlled group service and Part B for employees whose benefits under the Dow Employees’ Pension Plan (the “DEPP”) are limited by sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). The Executives’ Supplemental Retirement Plan was amended and restated several times after its establishment, including to comply with the requirements of Code section 409A with respect to those amounts that are not grandfathered under Code section 409A. (The portion of the Executives’ Supplemental Retirement Plan consisting of amounts that were “earned and vested,” within the meaning of Code section 409A, prior to 2005 and are therefore exempt from the requirements of Code section 409A (“Grandfathered Amounts”) can be found in Appendix A of the document in effect on and before the Closing Date described below.)

In connection with the change of control resulting from the transaction described in the Agreement and Plan of Merger (as defined in Article I), certain benefits accrued through the closing date of the transaction (the “Closing Date”) were paid to participants in a single lump sum pursuant to section 4.01(b)(v) of the Executives’ Supplemental Retirement Plan. Effective as of the day after the Closing Date, Part A of the Executives’ Supplemental Retirement Plan was spun off to form this Plan, known as “The Dow Chemical Company Executives’ Supplemental Retirement Plan — Restricted and Cadre Benefits” (the “Plan”), and Part B of the Executives’ Supplemental Retirement Plan was amended, restated and renamed “The Dow Chemical Company Executives’ Supplemental Retirement Plan — Supplemental Benefits.”

Purpose

The purpose of the Plan is to provide certain management and highly compensated employees of The Dow Chemical Company and certain affiliated entities with retirement benefits as set forth herein, including benefits that are not otherwise provided by the DEPP, the Cadre Pension Plan or other plans maintained by The Dow Chemical Company or those affiliated entities.

Effect of Restatement

The changes made by this 2024 Restatement apply to all amounts deferred under the Plan, except:

•to the extent otherwise indicated;

•to the extent that any change would result in a “material modification” (within the meaning of the regulations under Code section 409A) of a Grandfathered Amount; or

•that the vested accrued benefit of a Participant whose annuity starting date occurred on or before the Closing Date shall be the amount, as reflected in the Plan Administrator’s records, determined pursuant to the terms of the Executives’ Supplemental Retirement Plan in effect on the date of the Participant’s retirement, death or other termination of employment, unless otherwise provided in a subsequent amendment or restatement.

Compliance with Applicable Law

The Plan is intended to (a) constitute an unfunded program maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees consistent with the requirements of ERISA sections 201(2), 301(a)(3), and 401(a)(1); and (b) comply with Code section 409A and official guidance issued thereunder, to the extent legally required. Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Cessation of Accruals

Effective January 1, 2024, no Participant shall accrue any additional benefits under the Plan on or after January 1, 2024; no individual who was not a Participant in the Plan as of December 31, 2023, shall become a Participant; and any individual who is or was a Participant in the Plan who is rehired on or after January 1, 2024, shall not resume active participation in the Plan and shall not accrue any additional benefits under the Plan during such period of reemployment.

ARTICLE I.
DEFINITIONS

1.1.    “Agreement and Plan of Merger” shall mean the Agreement and Plan of Merger dated as of December 11, 2015 by and among Diamond-Orion HoldCo, Inc., The Dow Chemical Company, Diamond Merger Sub, Inc., Orion Merger Sub, Inc. and E.I. du Pont de Nemours and Company, as amended.

1.2.     “Appeals Administrator” shall mean the NA Total Rewards Leader, unless a different or additional person, group of persons, or entity is designated as the Appeals Administrator pursuant to Section 6.2(a). The term “Appeals Administrator” shall also mean any person, group of persons, or entity to which a designated Appeals Administrator delegates its responsibility for deciding claims pursuant to Section 6.2(c). The Appeals Administrator is responsible for reviewing adverse benefit determinations under the Plan, as described in DOL Reg. section 2560.503-1(h). For the avoidance of doubt, more than one entity or individual may be designated as and serve as an Appeals Administrator at any given time.

1.3.    “Approved Service” shall have the meaning set forth in Section 3.1(a).

1.4.    “Beneficiary” shall mean any legal or natural person or persons designated by a Participant to receive a benefit under the Plan in the event of the Participant’s death. Such designation shall be made in writing in accordance with rules prescribed by the Plan Administrator. The beneficiary of a Participant shall be deemed to be such Participant’s Spouse, if married, unless such Spouse agrees in writing to waive this right, or the Participant’s domestic partner, if the Participant and domestic partner are in an approved domestic partner relationship (as defined in the DEPP). If the Participant is not married or in an approved domestic partner relationship and fails to designate a Beneficiary, the amounts payable, if any, under this Plan due to the death of the Participant shall be paid in the following order: (a) to the children of the Participant; (b) to the beneficiary of the Company Paid Life Insurance of the Participant; (c) to the beneficiary of any Company-sponsored life insurance policy for which the Company pays all or part of the premium of the Participant; or (d) to the estate of the Participant. The written waiver requirement that applies to Spouses of Participants does not apply to domestic partners of Participants.

1.5.    “Board” shall mean the board of directors of The Dow Chemical Company; provided, that, with respect to any actions that are authorized to be taken by the Board under the Plan, such actions may also be taken by the board of directors of Dow Inc. and the term “Board” for this purpose shall include the board of directors of Dow Inc.

1.6.    “Cadre Benefits” shall mean the benefits described in Section 3.3. No Participant shall accrue additional Cadre Benefits on or after January 1, 2024.

1.7.    “Cadre Employee” shall mean an employee who has been authorized by Dow Europe GmbH to participate in the Cadre Pension Plan and who earns compensation while on assignment to the U.S. No individual who was not a Cadre Employee as of December 31, 2023, shall become a Cadre Employee for purposes of the Plan after such date.

1.8.    “Change of Control” under the Plan shall be deemed to have occurred on:

a.the date that any one person, or more than one person acting as a group, acquires ownership of stock of The Dow Chemical Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of The Dow Chemical Company;

b.the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election;

c.the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of The Dow Chemical Company possessing 30 percent or more of the total voting power of the stock of The Dow Chemical Company; or

d.the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from The Dow Chemical Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of The Dow Chemical Company immediately before such acquisition or acquisitions, provided that the following asset transfers shall not result in a Change of Control:

i.a transfer of assets to a stockholder of The Dow Chemical Company in exchange for or with respect to its stock;

ii.a transfer to a corporation, 50 percent or more of the total value or voting power of which is owned directly or indirectly, by The Dow Chemical Company;

iii.a transfer to a person, or more than one person acting as a group, that owns 50 percent or more of the stock of The Dow Chemical Company; or

iv.a transfer to an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 1.8(d)(iii).

Notwithstanding anything to the contrary in Section 1.8(a) through Section 1.8(d), however, a Change of Control with respect to benefits to which the Participant accrues a legally binding right on or after the closing date of the transaction described in the Agreement and Plan of Merger shall not include: (i) a transfer, sale or disposition of assets from The Dow Chemical Company to a person, corporation or other entity that occurs in preparation for or in connection with a Business Separation; (ii) the acquisition, disposition, transfer or distribution of stock of The Dow Chemical Company that occurs in preparation for or in connection with a Business Separation; (iii) a change in the membership of the Board that occurs in preparation for or in connection with a Business Separation; or (iv) any other event, action or transaction involving, or with respect to, The Dow Chemical Company or any of its affiliates or subsidiaries that would otherwise be described in Section 1.8(a) through Section 1.8(d) that occurs in preparation for or in connection with a Business Separation. A “Business Separation” is (A) any event, action or transaction described in or contemplated by (1) “The Intended Business Separations” section of the final proxy statement/

prospectus filed by DowDupont Inc. (formerly known as Diamond-Orion HoldCo, Inc.) with the Securities and Exchange Commission on June 10, 2016 regarding the separation of the agriculture businesses, specialty products businesses and material sciences businesses into three independent, publicly traded companies following the completion of the Orion Merger, or (2) section 9.3 and article X of the bylaws of DowDuPont Inc. as adopted upon the completion of the Orion Merger, and (B) any similar business separation, including any similar event, action or transaction involving the spin-off or split-out of entities or assets from the DowDuPont Inc. controlled group.

This definition of “Change of Control” is intended to satisfy the definition of a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treas. Reg. section 1.409A-3(i)(5) (or any successor provision thereto), and in no circumstance shall an event be treated as a Change of Control unless this Section 1.8 complies with such requirements.

1.9.    “CHRO” shall mean the Chief Human Resources Officer of The Dow Chemical Company or such other individual who has the senior executive responsibility for Human Resources.

1.10.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11.    “Company” shall mean The Dow Chemical Company and any other entity that is included in the Dow Controlled Group and that is authorized to participate in the Plan by the Board or the Plan Administrator.

1.12.    “Compensation” shall mean compensation as defined under the DEPP (including, for the avoidance of doubt, the modifications to such definition imposed due to the cessation of accruals under the DEPP), without regard to the limitations imposed by Code section 401(a)(17) and the definition of compensation under Code section 415.

1.13.    “DEPP” shall mean the Dow Employees’ Pension Plan.

1.14.    “DEPP Component” shall mean benefits accrued under the provisions contained in the DEPP applicable to the DEPP component thereof.

1.15.    “Dow Controlled Group” shall mean a controlled group of corporations within the meaning of Code section 414(b) or section 414(c) or an affiliated service group within the meaning of Code section 414(m) with respect to The Dow Chemical Company, and any other entity required to be aggregated with The Dow Chemical Company under Code section 414(o).

1.16.    “Employee” shall mean someone who is employed by the Company to perform personal services in an employer-employee relationship who receives compensation from the Company, other than a retirement benefit, severance pay, retainer, or fee under contract. No individual (including a former Employee) who was not an Employee as of December 31, 2023, shall become an Employee for purposes of the Plan after such date.

1.17.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.18.    “Excess Plan” shall mean The Dow Chemical Company Executives’ Supplemental Retirement Plan — Supplemental Benefits, as amended and restated from time to time.

1.19.    “Global Pension Relocation Policy” shall mean The Dow Chemical Company’s Global Pension Relocation Policy, as such policy may be amended from time to time.

1.20.    “Initial Claims Reviewer” shall mean the Total Rewards Plan Manager with responsibility for the Plan, unless a different or additional person, group of persons, or entity is designated as such pursuant to Section 6.2(a). The term “Initial Claims Reviewer” shall also mean any person, group of persons, or entity to which a designated Initial Claims Reviewer delegates its responsibility for deciding claims pursuant to Section 6.2(c). The Initial Claims Reviewer is responsible for deciding claims under the Plan, as described in DOL Reg. section 2560.503-1(e) (i.e., first level claims). For the avoidance of doubt, more than one entity or individual may be designated as and serve as an Initial Claims Reviewer at any given time.

1.21.    “Key Employee” shall mean a Participant who is a key employee within the meaning of Treas. Reg. section 1.409A-1(i), as determined in accordance with the procedures adopted by The Dow Chemical Company.

1.22.    “Orion Merger” shall mean the transaction described in the Agreement and Plan of Merger.

1.23.    “Participant” shall mean an Employee who has commenced participation in the Plan under Section 2.1 and whose participation has not terminated under Section 2.2. No individual who was not a Participant as of December 31, 2023, shall become a Participant in the Plan after such date.

1.24.    “Plan” shall mean The Dow Chemical Company Executives’ Supplemental Retirement Plan — Restricted and Cadre Benefits as set forth herein, together with any and all amendments hereto.

1.25.    “Plan Administrator” shall mean the NA Total Rewards Leader and the Total Rewards Plan Manager with responsibility for the Plan, unless a different or additional person, group of persons, or entity is designated by The Dow Chemical Company in accordance with Section 6.2(a) as a Plan Administrator. The term “Plan Administrator” shall also mean any person, group of persons, or entity to which a designated Plan Administrator delegates its administrative responsibility pursuant to Section 6.2(c). An individual or entity shall be a Plan Administrator only with respect to those administrative powers and responsibilities assigned to such individual or entity in or pursuant to Article VI. For the avoidance of doubt, more than one entity or individual may be designated as and serve as a Plan Administrator at any given time.

1.26.    “Plan Year” shall mean the twelve-month period beginning January 1 and ending December 31.

1.27.    “Prior Company” shall have the meaning set forth in Section 3.1.
1.28.    “Restricted Benefits” shall mean the benefit described in Section 3.1. No Participant shall accrue additional Restricted Benefits on or after January 1, 2024.

1.29.    A Participant’s “Separation from Service Date” shall mean the date on which the Participant experiences a Separation from Service.

1.30.    “Separation From Service” or “Separates From Service” means with respect to benefits to which the Participant accrues a legally binding right on or after the closing date of the transaction described in the Agreement and Plan of Merger, a “separation from service” within the meaning of Code section 409A, except that:

a.In applying Code section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code sections 414(b) and (c), and in applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses that are under common control under Code section 414(c), the language “at least 45 percent” is used instead of “at least 80 percent” each place it appears; and

b.The threshold “level of bona fide services” reduction, within the meaning of Treas. Reg. section 1.409A-1(h)(1)(ii), for determining whether a separation of service has taken place shall be less than 50 percent (instead of no more than 20 percent).

With respect to Participants who did not receive a single lump-sum payment in connection with the change of control resulting from the Orion Merger, “Separation from Service” or “Separates from Service” shall mean a “separation from service” within the meaning of Code section 409A, except that in applying Code section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code sections 414(b) and (c), and in applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses that are under common control under Code section 414(c), the language “at least 45 percent” is used instead of “at least 80 percent” each place it appears.

1.31.    “Sponsor Representative” shall mean The Dow Chemical Company’s HR Executive COE Consultant, which, for the avoidance of doubt, is the successor title to the Global Benefits Director. Therefore, any settlor action that could be taken by the Global Benefits Director under the Plan or any prior restatement of the Plan may be taken by The Dow Chemical Company’s HR Executive COE Consultant.

1.32.    “Spouse” shall mean the person’s legal spouse as determined in accordance with IRS Revenue Ruling 2013-17 and other relevant guidance issued by the Internal Revenue Service and the Department of Labor.

1.33.    “Transition Benefit” means the amount that would be payable to or on behalf of a Transition Participant under the DEPP Component if the provisions of the DEPP providing for the limitation of benefits in accordance with sections 401(a)(17) and 415 of the Code were inapplicable, and if Transition Compensation were substituted for Compensation in the calculation thereof, minus the sum of (I) the benefit payable to or on behalf of the Transition Participant under the DEPP, (II) the benefit paid to the Transition Participant from the Excess Plan in connection with the change of control resulting from the Orion Merger, and (III) any other benefit paid to the Transition Participant under the Plan or the Excess Plan; provided, that no Participant shall accrue additional benefits under the Plan on or after January 1, 2024.

1.34.    “Transition Compensation” means compensation as defined under the DEPP, without regard to the limitations imposed by section 401(a)(17) of the Code and the definition of compensation under section 415 of the Code, plus, elective deferrals under The Dow Chemical Company Elective Deferral Plan (Post 2004) for any period where such deferrals were not included in compensation under the DEPP. No compensation paid on or after January 1, 2024 shall be included for purposes of determining the Participant’s benefit hereunder.

1.35.    “Transition Participant” means an individual or Participant designated as such by the Plan Administrator.

ARTICLE II.
PARTICIPATION

2.1.    Eligibility and Participation

a.Each Employee who is determined by the Plan Administrator to be entitled to a Restricted Benefit shall be eligible to participate in the Plan.

b.Each Employee who is determined by the Plan Administrator to be subject to the Global Pension Relocation Policy and who was hired by an entity in the Dow Controlled Group prior to January 1, 2008, shall be eligible to participate in the Plan.

c.Each Cadre Employee who is determined by the Plan Administrator to have been authorized by Dow Europe GmbH to participate in the Company’s Cadre Pension Plan shall be eligible to participate in the Plan while such employee is on assignment to the U.S.

d.Each Employee shall furnish such information and perform such acts as the Company may require in order to maintain such eligibility.

e.Notwithstanding the above, no Employee who was not already a Participant in the Plan as of December 31, 2023, shall become eligible to participate in the Plan after such date.

2.2.    Termination of Active Participation

An otherwise eligible Employee shall cease to accrue benefits under the Plan as of the earliest of the following to occur:

a.the Participant’s Separation from Service;

b.the Participant’s death;

c.the date the Participant’s employer ceases be part of the Dow Controlled Group;

d.written notification issued to the Participant that the Participant is no longer eligible to participate in the Plan; or

e.December 31, 2023.

Thereafter, participation shall continue only for the purposes of receiving a distribution of the benefits accrued and vested as of the date the Participant ceased to actively participate in the Plan. For the avoidance of doubt, no individual (including a rehired former Employee) shall resume active participation in the Plan on or after January 1, 2024.

Article III.
RESTRICTED AND CADRE BENEFITS

3.1.    Calculation of Restricted Benefits

a.The amount of retirement benefits payable under the DEPP to Participants who transfer from (x) Dow foreign entity to a Dow U.S. entity covered by the DEPP, (y) a controlled group entity that does not participate in the DEPP, or (z) a non-controlled group entity or non-affiliated company (collectively, a “Prior Company”), may not include compensation and service with the Prior Company. The intent of this Section 3.1(a) is to provide Restricted Benefits designed to ensure that Participants, as named by the Plan Administrator, receive (I) eligibility and vesting service under the DEPP for such service with a Prior Company, as determined by the Plan Administrator, and/or (II) a pension benefit based on their aggregate service (and compensation) rendered to Dow and the Prior Company, as determined by the Plan Administrator (the “Approved Service”), but that benefits attributable to such Approved Service do not result in a duplication of benefits. However, Restricted Benefits attributable to such Approved Service shall be reduced by the value of any benefit payable under the DEPP or any other tax-qualified retirement savings vehicle sponsored by a member of the Dow Controlled Group that is attributable to such Approved Service. For purposes of calculating the Participant’s Restricted Benefits, the amount of retirement benefits payable under the DEPP to Participants with Approved Service shall be calculated as provided in Section 3.1(a)(i), Section 3.1(a)(ii), or Section 3.1(a)(iii), as determined by the Plan Administrator to be applicable to the Participant.

i.No Proration Method. Under this method, the Restricted Benefits shall be determined by counting the Approved Service as eligibility and vesting service under the DEPP.

ii.Equivalent Benefits Method. Subject to Section 8.10(c), under this method, the Restricted Benefits shall be determined by using the entire Approved Service as credited service, and such benefit shall be reduced by the accrued benefit under the plan maintained by the Prior Company, as determined under Section 3.1(a)(iv).

iii.Proration Method. Subject to Section 8.10(c), under this method, the Restricted Benefits shall be determined under the proration rules set forth in the Global Pension Relocation Policy, and in accordance with Section 3.1(a)(iv).

iv.Accrued Benefit Under the Prior Plan. The Employee’s accrued benefit under the plan maintained by the Prior Company shall be determined under the terms and provisions of such plan as of the date of the Employee’s transfer to this Plan. To the extent such plan provides a fixed value based on compensation and service (or other factors) earned prior to participation in the Plan, the value shall be fixed and determinable as of the date of transfer. To the extent such plan provides an accrued benefit that is not reasonably ascertainable as of the date of transfer, such benefit shall be determined based on objectively determinable factors set forth under such plan as of the date of transfer (e.g., conversion rate, age or service, interest rates, actuarial assumptions), and shall not be subject to the discretion of any Employee, Company, or Prior Company.

b.The amount of retirement benefits payable under the DEPP to Participants who transfer to:

i.a Dow foreign entity not covered by the DEPP,

ii.a member of the Dow Controlled Group that does not participate in the DEPP, or

iii.a non-controlled group entity or non-affiliated company

(each, a “Nonparticipating Company”), may not include compensation and service with the Nonparticipating Company. The intent of this Section 3.1(b) is to provide Restricted Benefits designed to ensure that Participants, as named by the Plan Administrator, receive (I) eligibility and vesting service under the DEPP for such service with a Nonparticipating Company, as determined by the Plan Administrator, and/or (II) a pension benefit based on their Approved Service, but that benefits attributable to such Approved Service do not result in a duplication of benefits. Any such Restricted Benefits shall be determined under the proration rules set forth in the Global Pension Relocation Policy, and in accordance with the rules in Section 3.1(a)(iv), and shall be reduced by any benefit payable under the DEPP or any other tax-qualified retirement savings vehicle sponsored by a member of the Dow Controlled Group that is attributable to such Approved Service.

c.For this purpose, the value of the DEPP benefit shall be determined under the terms of such plan (as modified by Section 3.1(a)) as in effect on the earlier of Separation from Service or death.

d.Notwithstanding the above, no Participant shall accrue additional benefits on or after January 1, 2024. With respect to a Participant who was actively participating in the Plan as of December 31, 2023, to the extent the Restricted Benefits are determined in reference to the DEPP Component, a notional account balance shall be established based on such Restricted Benefits, after taking into account any offsets under this Section 3.1, and such notional account balance shall accrue interest, at the same rate applicable to account balances under the DEPP Component, beginning on January 1, 2024, and through the Participant’s benefit commencement date. For the avoidance of doubt, this cessation of accruals does not impact the time or form of payment of the Restricted Benefits described herein.

3.2.    Vesting of Restricted Benefits

A Participant’s vested interest in the Participant’s Restricted Benefit calculated under Section 3.1 (i.e., vesting percentage) shall be determined in accordance with the applicable vesting schedule in the Prior Plan (as described in Section 3.1(a)(iv)) as in effect when the Participant transferred from the Prior Plan. Such vested interest shall be determined by aggregating service earned under the Prior Plan and the DEPP.

3.3.    Cadre Benefits

A Cadre Employee on assignment to the U.S. will receive the same defined benefit accrual schedule with respect to the Cadre Employee’s service in the U.S. as would have applied under the Cadre Pension Plan if such individual had continued working outside of the U.S. (including death and disability benefits). This Cadre Benefits shall be determined in accordance with section 3.4 of the Cadre Pension Plan, based solely on the U.S. credited service, highest consecutive three-year average compensation, and U.S. annual accrual rate; provided, that the amount payable under this Plan shall also include any pay roll-up on the Cadre Pension Plan benefit if such benefit is determined using U.S.-sourced compensation. Notwithstanding the foregoing, for purposes of determining the Cadre Benefit, no Cadre Employee shall earn U.S. credited service on or after January 1, 2024, the Cadre Employee’s highest consecutive three-year average compensation shall be determined no later than December 31, 2023, and no additional accruals under this Plan shall occur on or after January 1, 2024.

3.4.    Benefit Calculations

a.For any Participant, the benefit under this Plan shall be the sum of the value of: (i) Restricted Benefits under Section 3.1, as applicable; and (ii) Cadre Benefits under Section 3.3, as applicable; minus (iii) the benefit paid to the Participant in connection with the change of control resulting from the Orion Merger and any other benefit paid to the Participant from the Plan.

b.Except as otherwise provided in the Plan, actuarial equivalence under the Plan shall be determined using the applicable actuarial factors in the DEPP as of the determination date.

3.5.    Duplication of Benefits

There shall be no duplication of benefits payable under this Plan and under any other plan sponsored by the Company, except as otherwise determined to be appropriate by the Plan Administrator. If a Participant, Spouse or other Beneficiary, or alternate payee, if any, shall be eligible for a benefit under any such other plan and shall also be eligible for a benefit hereunder based upon the same period of service by the Participant, then the amount of such other benefit due or paid to such Participant, Spouse, or other Beneficiary (or the actuarial equivalent thereof where necessary or appropriate) shall be deducted from the benefit payable hereunder for such period of service, except as otherwise determined by the Plan Administrator. The Plan Administrator is further authorized to offset any benefit due hereunder as a result of benefits due or paid to a Participant, Spouse, or other Beneficiary under another plan sponsored by the Company.

3.6.    Transition Benefit

a.General. Notwithstanding any other provision of the Plan but subject to the remainder of this Section 3.6, for a Transition Participant, the Restricted Benefit payable from this Plan shall be equal to the Transition Benefit, but only if the Transition Benefit is greater than the DEPP Component Supplemental Retirement Benefit that would be payable to such Transition Participant under the terms of the Excess Plan (the “Excess Benefit”). If the Transition Benefit is the greater benefit, benefits will be paid only from this Plan and not from the Excess Plan, in accordance with the nonduplication of benefits provisions set forth in section 3.5 and article III of the Excess Plan. If the Excess Benefit is or becomes greater than the Transition Benefit, then the Transition Benefit is forfeited and the Transition Participant shall have a Restricted Benefit of zero, in accordance with the nonduplication of benefits provisions described in the preceding sentence.

b.Cessation of Accruals. Notwithstanding the foregoing, no Participant (including a Transition Participant) shall accrue additional benefits on or after January 1, 2024. With respect to any Transition Participant who is actively employed on December 31, 2023, a final comparison between such Transition Participant’s Restricted Benefit and Excess Benefit shall be performed as of such date. If the Restricted Benefit is the larger benefit, then such Transition Participant shall be eligible only for a Restricted Benefit payable from this Plan. If the Restricted Benefit is determined in reference to the DEPP Component, a notional account balance shall be established based on such Transition Participant’s Restricted Benefit, and such notional account balance shall accrue interest, at the same rate applicable to account balances under the DEPP Component, beginning on January 1, 2024, and through the Transition Participant’s benefit commencement date (or the Participant’s Lump Sum Determination Date, if the Participant elects to receive a Lump Sum Distribution in accordance with Section 4.3).

c.Notwithstanding any other provision of the Plan or the Excess Plan to the contrary, and for the avoidance of doubt, the time of payment shall be the same and the form of payment shall be subject to the same rules and restrictions irrespective of whether a Transition Participant receives a Restricted Benefit under this Plan or a DEPP Component Supplemental Retirement Benefit from the Excess Plan.

ARTICLE IV.
DISTRIBUTION OF RESTRICTED AND CADRE BENEFITS

4.1.    Form of Payment

a.Annuity Options. Subject to the special rules provided in this Section 4.1, a Participant’s vested Restricted Benefits and Cadre Benefits shall be payable in one of the actuarially equivalent life annuities described below. In the event the Participant does not select a form of payment, the following default provisions will apply. If a Participant is married or has a domestic partner (as defined in the DEPP) when the Participant Separates from Service, then the Participant’s vested Restricted Benefits and Cadre Benefits shall be paid in the form of a 100% joint and survivor annuity. If a Participant does not have a Spouse or domestic partner when the Participant Separates from Service, then the Participant’s vested Restricted Benefits and Cadre Benefits shall be paid in the form of a single life annuity. A Participant may elect an optional form of payment from the list of actuarially equivalent life annuities (within the meaning of Treas. Reg. section 1.409A-2(b)(2)(ii)) described below. The election of an optional form of payment by the Participant shall be made without regard to the timing or form of payment elected by the Participant under the DEPP and must occur prior to the month in which benefit payments under the Plan are scheduled to commence.

The optional forms of payment are:

i.Single life annuity

ii.50% joint and survivor annuity

iii.100% joint and survivor annuity

For Restricted Benefits, to the extent the Participant is eligible to elect it, any of the three options described above – single life annuity, 50% joint and survivor annuity, or 100% joint and survivor annuity – with a Guaranteed Payout Option.

The Guaranteed Payout Option is an additional option elected in conjunction with one of the life annuities otherwise available as a form of distribution under the Plan. The Guaranteed Payout Option provides reduced benefits that are payable monthly during the Participant’s and surviving annuitant’s lifetime(s), with any remaining guaranteed payout amount paid in the form of a single lump sum payment in the first month following the death of the last annuitant. Unless a Participant has (I) accrued less than 10 years of Eligibility or Vesting Service (as determined under the DEPP) and (II) is considered Totally Disabled as defined under the DEPP, a Participant may elect the Guaranteed Payout Option.

The amount of the guaranteed payout shall equal the excess, if any, of (x) the Participant’s account balance from a vested Restricted Benefit determined on the date the Participant Separates from Service over (y) the sum of all monthly benefit payments made before the date of death of the last annuitant to die. The Guaranteed Payout amount shall be paid to the Participant’s remaining Beneficiary as determined in Section 1.4.

b.Small Benefits. Notwithstanding the provisions in this Section 4.1, if the present value of a Participant’s vested Restricted Benefits (if any) and vested Cadre Benefits (if any) as of the date the Participant Separates from Service is equal to or less than $100,000, such benefits will instead be paid as a single lump sum payment at the time provided in Section 4.2(b). If a Participant has a benefit under this Plan and The Dow Chemical Company Executives’ Supplemental Retirement Plan — Supplemental Benefits, such benefits will be aggregated for purposes of determining if the $100,000 threshold is met, to the extent required by Code section 409A. This Section 4.1(b) shall apply, to the extent permitted by Code section 409A, with respect to benefits to which the Participant accrues a legally binding right on or after the closing date of the transaction described in the Agreement and Plan of Merger.

4.2.    Date of Payment

a.Annuities. Subject to the delay for Key Employees, vested Restricted Benefits and vested Cadre Benefits shall be payable commencing in the first month following the Participant’s Separation from Service.

b.Small Benefits. Subject to the delay for Key Employees, a Participant’s vested Restricted Benefits and vested Cadre Benefits that satisfy the description of small benefits in Section 4.1(b) shall be paid as a single lump sum in the third month following the Participant’s Separation from Service.

c.Delay for Key Employees. Notwithstanding the foregoing, if the Participant is a Key Employee, then upon the Participant’s Separation from Service, distribution of the Participant’s vested Restricted Benefits and vested Cadre Benefits shall be delayed until the seventh month following the date of the Participant’s Separation from Service (or if earlier, the date of the Participant’s death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service, along with interest on the delayed payments.

4.3.    Optional Lump Sum Distribution for Restricted Benefits and Cadre Benefits

a.Eligibility and Payment. Notwithstanding any other provision of the Plan, a Participant who is eligible for Restricted Benefits or Cadre Benefits may receive such benefits in the form of a Lump Sum Distribution if the Participant meets the eligibility requirements of this Section 4.3. A “Lump Sum Distribution” is a single payment that is payable in the amount, on the terms, and under the conditions set forth in this Section 4.3.

i.Eligibility. A Participant shall be eligible to elect a Lump Sum Distribution only if the Participant meets the written eligibility requirements that are established by The Dow Chemical Company (acting through the CHRO or another officer, employee or committee to whom this responsibility is delegated), and that are in effect on the date the Participant submits the Participant’s election pursuant to this Section 4.3. A Participant shall be notified in writing of the Participant’s eligibility to elect a Lump Sum Distribution.

ii.Election of Lump Sum Distribution. A Participant who is eligible and wishes to elect a Lump Sum Distribution shall make the Participant’s election in writing, on a form provided by the Plan Administrator for such purpose, and shall submit the

Participant’s election to the Plan Administrator at least 12 months before the Participant’s Separation from Service Date.

If such Participant Separates from Service prior to the 12-month anniversary of the date the Participant submitted the Participant’s written election, the Participant’s election shall be disregarded and the Participant’s benefit shall be payable, if at all, in accordance with Section 4.1.

iii.Payment Date. A Lump Sum Distribution validly elected under this Section 4.3 shall be paid on the first day of the first month following the fifth anniversary of the Participant’s Separation from Service Date. For the avoidance of doubt, such date of payment is intended to comply, and shall be construed to comply, with Code section 409A(a)(4)(C)(ii).

iv.Death. If a Participant who has validly elected a Lump Sum Distribution dies after Separation from Service but before such Lump Sum Distribution is paid to the Participant, the Participant’s Beneficiary shall be paid an amount based on the Lump Sum Distribution determined under this Section 4.3. Such amount shall be paid on the first day of the month immediately following the month in which the Participant’s death occurs.

If a Participant who has elected a Lump Sum Distribution dies before Separation from Service, the Participant’s election shall be void and the Participant’s Beneficiary shall receive the payment set forth in Section 4.5(a).

If a Participant dies after receiving a Lump Sum Distribution, no death benefit shall be payable from the Plan on the Participant’s behalf.

v.No Other Payments. Any amount paid to a Participant or the Participant’s Beneficiary under this Section 4.3 shall represent the full benefit payable under the Plan to such Participant or Beneficiary, and shall be in lieu of any other payment that otherwise would have been made under the terms of the Plan.

b.Amount of Lump Sum Distribution. If a Participant is eligible for a Lump Sum Distribution under Section 4.3(a), the amount of the Participant’s Lump Sum Distribution shall equal the sum of the Participant’s Restricted Lump Sum Benefit and the Participant’s Cadre Lump Sum Benefit, increased with interest from the Participant’s Lump Sum Determination Date through the payment date at the rate of return, compounded monthly, under the Ten-Year U.S. Treasury Note Plus Fund established under The Dow Chemical Company Elective Deferral Plan (Post-2004) (the “EDP”), or the comparable fund under the EDP if the Ten-Year U.S. Treasury Note Plus Fund is no longer offered under the EDP.

For purposes of these calculations:

i.Lump Sum Determination Date. The Participant’s “Lump Sum Determination Date” is the first day of the month immediately following the month in which such Participant’s Separation from Service Date occurs.

ii.Restricted Benefit. If a Participant is eligible for Restricted Benefits, the Participant’s Restricted Lump Sum Benefit shall equal the net value of the Participant’s Restricted Benefit expressed as an account balance, minus the benefit paid to the Participant in connection with the change of control resulting from the Orion Merger and minus any other benefit paid to the Participant from the Plan. Such amount shall be determined as of the Participant’s Lump Sum Determination Date by the Plan’s actuaries in accordance with Section 3.1 and such rules as may be prescribed by the Plan Administrator.

iii.Cadre Benefit. If a Participant is eligible for Cadre Benefits, the Participant’s Cadre Lump Sum Benefit shall equal the net value of the Participant’s Cadre benefit expressed as an account balance, minus the benefit paid to the Participant in connection with the change of control resulting from the Orion Merger and any other benefit paid to the Participant from the Plan. Such amount shall be determined as of the Participant’s Lump Sum Determination Date by the Plan’s actuaries in accordance with Section 3.3 and such rules as may be prescribed by the Plan Administrator.

4.4.    Change of Control

Notwithstanding the foregoing, in the event of a Change of Control, a Participant’s vested Restricted Benefits and vested Cadre Benefits accrued under this Plan shall become payable immediately and shall be paid as a single lump sum payment within 90 days after the Change of Control; provided, that the Participant shall not be able to designate the tax year in which such lump sum payment will occur. This Section 4.4 shall not apply to Participants who are employees of Dow Corning Corporation in the case of a Change of Control that occurs prior to January 1, 2018.

4.5.    Benefit Payments upon Death

a.Death Prior to Commencement of Benefit Payments. In the event of a Participant’s death before the month in which benefit payments commence under Section 4.2, death benefits equal to the Participant’s vested Restricted Benefits and vested Cadre Benefits shall be paid in the first month following the month in which the Participant dies. The death benefit shall be payable in a lump sum to the Participant’s Beneficiary.

b.Death After Commencement of Benefit Payments. In the event of a Participant’s death after benefit payments have commenced under Section 4.2, the death benefit, if any, payable hereunder shall be paid in accordance with the applicable form of payment specified in Section 4.1(a) and any optional form of payment elected by the Participant (if applicable).

4.6.    Permitted Accelerations of Distribution

A Participant’s benefits shall be paid earlier than the date(s) specified in Sections 4.2, 4.3, or 4.4 under the following circumstances, each only to the extent permitted under Code section 409A:

a.Ethics Agreement. To the extent necessary for the Participant to comply with an ethics agreement with the Federal government, and to the extent reasonably necessary to avoid the violation of applicable Federal, state, or local ethics law or conflicts of interest law, to the extent permitted by Treas. Reg. section 1.409A-3(j)(4)(iii);

b.Income Tax Obligations. To comply with state, local, or foreign tax obligations that apply to amounts deferred under the Plan before the amounts are paid or made available to the Participant, to the extent permitted by Treas. Reg. section 1.409A-3(j)(4)(xi);

c.FICA Obligations. To the extent necessary to pay FICA tax on compensation deferred under the Plan and to pay federal state, local, or foreign income tax at the source on wages resulting from the payment of such FICA tax, to the extent permitted by Treas. Reg. section 1.409A-3(j)(4)(vi);

d.Section 409A Violations. To the extent required to be included in income as a result of a violation of Code section 409A, to the extent permitted by Treas. Reg. section 1.409A-3(j)(4)(vii);

e.Debt Owed to the Company. To the extent necessary to satisfy a debt of the Participant to the Company and to the extent permitted by Treas. Reg. section 1.409A-3(j)(4)(xiii), where (i) such debt is incurred in the ordinary course of the employee-employer relationship, (ii) the entire amount used to satisfy such debt in any fiscal year of the Company does not exceed $5,000, and (iii) the offset against such debt is made at the same time and in the same amount as such debt otherwise would have been due and collected from the Participant;

f.Disputed Amounts. To the extent of any settlement between the Company and the Participant of an arm’s length bona fide dispute as to the Participant’s right to a deferred compensation amount under the Plan, and to the extent permitted by Treas. Reg. section 1.409A-3(j)(4)(xiv); provided, that such settlement amount is at least 25 percent less than the present value of the disputed amount and is not made at the same time as or proximate to a downturn in the financial health of the Employer; and

g.Other Permissible Circumstances. In the sole discretion of the Plan Administrator, under any other circumstance permitted under Code section 409A.

4.7.    Permitted Delays in Distribution

Notwithstanding any other provision of the Plan, amounts payable hereunder may be delayed after the date(s) specified under this Article IV under the following circumstances, each to the extent permitted under Code section 409A:

a.Section 162(m). Payment may be delayed if the Company reasonably anticipates that if a payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted under Code section 162(m), provided that payment shall be made upon the earlier of (i) the earliest date upon which the Company reasonably anticipates that the Company’s deduction of the payment will not be limited or eliminated by the application of Code section 162(m) and (ii) if the Participant experiences a Separation from Service, as soon as practicable following such Separation from Service in the calendar year of such Separation from Service (or, if later, no later than 2½ months following Separation from Service), subject to the delay, if applicable, set forth in Section 4.2(c).

b.Federal Securities Laws. Payment may be delayed if the Company reasonably anticipates that the making of a payment would violate Federal securities laws or other applicable law; provided, that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation; and

c.Other Events as Permitted by Section 409A. Payment may be delayed upon such other events or conditions as may be permitted in regulations or other guidance issued under Code section 409A.

4.8.    Administrative Provisions Regarding Distributions

a.Domestic Relations Orders. Upon receipt of a valid domestic relations order, as determined by the Plan Administrator pursuant to Treas. Reg. section 1.409A-3(j)(4)(ii) and the domestic relations order procedures applicable to the Plan (the “Procedures”), that requires distribution of all or a portion of a Participant’s vested benefit under the Plan to an alternate payee, the required distribution(s) shall be paid to the alternate payee in accordance with such order, to the extent not already paid to a Participant or Beneficiary. Except as otherwise provided in the Procedures, however, a domestic relations order shall be valid with respect to the Plan only if it is a shared payment order (i.e., it assigns to an alternate payee all or a portion of the benefit payments that will be paid to the Participant if, as and when they are paid to the Participant). References in the Plan to Participants shall include alternate payees to the extent required by an applicable valid domestic relations order.

b.Incompetence. If the Plan Administrator determines that any person entitled to receive benefits hereunder is not physically or mentally capable of electing the time or form, or receiving or acknowledging receipt, of benefits under the Plan, the Plan Administrator may make benefit payments to the court-appointed legal guardian of the such person, to an individual who has become the legal guardian of such person by operation of state law, or to another individual whom the Plan Administrator determines is the appropriate person to receive such benefits on behalf of the person entitled to receive benefits.

c.Unclaimed Payments and Lost or Missing Participants. Benefits that the Plan is unable to pay because a Participant, Beneficiary, Spouse, domestic partner or other intended recipient has not been located, and benefit payments made by checks that are not cashed or deposited or by electronic funds transfers or other payment methods that are not completed and any benefits to which such benefit payments relate, shall be forfeited if the Plan is not able to locate the intended recipient, or the payment is not completed, within one year after the Plan first attempts to make the payment. The Plan Administrator is entitled to rely on the last address provided to the Plan by the intended recipient and has no obligation to search for or ascertain such individual’s whereabouts.

d.Incorrect Payment of Benefits. If the Plan Administrator determines in its sole discretion that the Plan made an overpayment of the amount of any benefits due any payee under the Plan, and that a correction is necessary or desirable under the law, then to the extent permitted by Code section 409A, the Plan may recover the amounts either by requiring the payee to return the excess to the Plan, by reducing any future Plan payments to the payee or by any other method deemed reasonable by the Plan Administrator.

e.Administrative Delay. The Plan Administrator may make payment on any day later than the date specified in the Plan as a result of administrative delay to the extent that such payment is treated as being paid on the date specified in the Plan under Treas. Reg. section 1.409A-3(d), which generally permits payment to be made later within the same calendar year, or, if later, within 2½ months following the date specified in the Plan, provided that the Participant is not permitted to designate the taxable year of payment.

4.9.    Disputed Payments and Refusals to Pay

If a Participant or Beneficiary believes they are entitled to have received a benefit but has not received payment, the Participant or Beneficiary must accept any payment made under the Plan and make prompt, reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treas. Reg. section 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts unless the Participant or Beneficiary provides notice to the Plan Administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Code section 409A, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date. The requirements of this Section 4.9 shall be in addition to, and shall not supersede or be superseded by, the provisions of Section 6.5.

4.10.    Clawback Policy

Notwithstanding any other provision of the Plan and unless expressly prohibited under Code section 409A, the benefit under this Plan is subject to the Dow Inc. Compensation Clawback Policy and any successor policy and any related policies adopted by the Company or Dow Inc. from time to time (the “Clawback Policy”). For the avoidance of doubt, the Clawback Policy may provide for the recalculation of the benefit amount determined hereunder and/or the recoupment of any amounts previously paid. This Section 4.10 shall not affect the Company’s (or Dow Inc.’s) ability to pursue any other available rights and remedies under applicable law.

ARTICLE V.
FINANCING OF BENEFITS

5.1.    Source of Funds

The entire cost of providing benefits under the Plan shall be paid by the Company out of its current operating budget, and the Company shall not be required under any circumstances to fund its obligations under the Plan. Notwithstanding the foregoing, the Company may, at its sole option, informally fund its obligations under the Plan in whole or in part by the creation of book reserves, the establishment of a grantor trust, the purchase of insurance and other assets, or by other means. In no event shall any Participant or Beneficiary have any incidents of ownership of any such insurance contracts or other assets. In addition, no Participant or Beneficiary shall be named a beneficiary under any such insurance contract. If the Company informally funds the Plan, in whole or in part, the manner of such informal funding and the continuance or discontinuance of such informal funding shall be in the sole discretion of the Company.

5.2.    General Creditor

Participants and Beneficiaries shall be regarded as unsecured general creditors of the Company with respect to any rights derived by the Participants and Beneficiaries from the existence of the Plan. Title to and beneficial ownership of any Company assets (including any assets that may be held in trust) which may be used to satisfy the Company’s obligation for payment of benefits shall remain solely that of the Company.

5.3.    Liability of the Company

Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company, its agents, representatives or other employees dealing with the Plan and any Participant, Beneficiary, or other person. The obligations of the Company under the Plan shall be limited to an unfunded and unsecured promise to pay.

5.4.    Assignment

Except as provided in Section 4.8(a) (regarding domestic relations orders), no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempt shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, or engagements, except as may be legally required.

This Section 5.4 shall not prevent the obligations and rights of the Company under this Plan to be encumbered in the event of the Company’s insolvency.

ARTICLE VI.
PLAN ADMINISTRATION

6.1.    Duties and Powers of the Plan Administrator

The Plan Administrator shall be responsible for the administration of the Plan and shall have the exclusive power and authority to control and manage the operation and administration of the Plan. However, any discretionary actions regarding Section 16 Employees, as defined by the Securities Exchange Act of 1934 and determined by the Plan Administrator, are reserved for the board of directors of Dow Inc. (or any successor).

The principal duty of the Plan Administrator shall be to see that the Plan is carried out in accordance with its terms. Except as provided in Sections 6.2 and 6.5, the responsibility and authority of the Plan Administrator shall include, but shall not be limited to, the following duties and powers:

a.To promulgate and enforce such rules and regulations and prescribe the use of such forms as the Plan Administrator shall deem necessary or appropriate for the proper and efficient administration of the Plan;

b.To interpret the Plan and to resolve any possible ambiguities, inconsistencies and omissions therein or therefrom;

c.To decide all questions of fact arising under the Plan;

d.To prepare and disseminate communications to Participants and Beneficiaries as are necessary or appropriate to properly administer the Plan; and

e.To retain third party administrators, consultants, accountants, actuaries, and other individuals or entities as the Plan Administrator deems necessary or advisable to assist the Plan Administrator in fulfilling the Plan Administrator’s responsibilities under the Plan, consistent with The Dow Chemical Company’s guidelines on hiring and retention of outside service providers, monitor the performance of such individuals and entities, decide whether to discontinue the services of such individuals and entities, and make payment to such individuals and entities in accordance with the terms of the Plan; and

f.To settle or compromise any claim or dispute involving the Plan and enforce any release of a claim against the Plan or any covenant not to sue the Plan.

6.2.    Designation of Additional Administrators and Allocation and Delegation of Administrative Responsibilities

a.Designation of additional administrators. The Dow Chemical Company, as the Plan sponsor, may designate one or more persons, groups of persons, or entities to serve as the Plan Administrator, Initial Claims Reviewer, or Appeals Administrator, in addition to or in lieu of the Plan Administrator, Initial Claims Reviewer, or Appeals Administrator named in the plan document, through an action of the Board or through a written designation signed by the CHRO or the Sponsor Representative, each acting individually, or such other person as the Board shall designate. Any such designation shall set forth in general or specific terms such designee’s responsibilities and authority.

b.Allocation of administrative responsibilities. The Plan Administrator(s) may allocate their administrative responsibilities in a written document delineating the responsibilities and authority assigned to each administrator and, if applicable, the period for which such allocation shall be in effect. Similarly, if the Initial Claims Reviewer or the Appeals Administrator consists of more than one person, group of persons, or entity, such Initial Claims Reviewer or Appeals Administrator may allocate its administrative responsibilities among such persons, groups of persons, or entities in a written document delineating the responsibilities and authority assigned to each and, if applicable, the period for which such allocation shall be in effect.

c.Delegation of administrative responsibilities. The Plan Administrator(s), Initial Claims Reviewer, and Appeals Administrator may designate other persons, groups of persons, or entities to carry out their responsibilities under the Plan in a writing that sets forth the responsibilities assigned to the delegee and, if applicable, the period for which such delegation shall be in effect. Any such delegation shall set forth in general or specific terms the delegee’s responsibilities and authority, and the delegee shall acknowledge in writing that the delegee has agreed to take on such responsibility.

d.Authority of additional administrators and delegees. Unless the instrument designating an administrator or delegating authority to a delegee specifies otherwise, the designee or delegee shall have the same discretionary powers in carrying out such allocated or delegated responsibility as the allocator or delegor would have if it had carried out the responsibility itself, and the provisions of Section 6.3 shall apply to the administrator or delegee.

6.3.    Decisions of Administrators

a.The Plan Administrator, Initial Claims Reviewer, and Appeals Administrator shall have the sole and absolute discretion to interpret Plan documents, make findings of fact, and decide any matters arising with respect to their assigned duties and powers under the Plan, and may adopt such rules and procedures as they deem necessary, desirable or appropriate to carry out their responsibilities under the Plan. In particular: (i) the Plan Administrator shall have the sole and absolute discretion to decide administrative issues and to exercise the duties and powers set forth in Section 6.1 and shall have such discretionary power as may be necessary in order to carry out those duties and powers; and (ii) the Initial Claims Reviewer and Appeals Administrator shall have the sole and absolute discretion to decide claims and appeals as described in Section 6.5 and to exercise the duties and powers set forth in Section 6.5, and shall have such discretionary power as may be necessary in order to carry out those duties and powers.

b.The determinations and rules of the Plan Administrator, Initial Claims Reviewer, and Appeals Administrator or other administrator upon any question of fact, interpretation, definition, or procedure relating to the Plan or any other matter relating to the Plan shall be conclusive and binding on all persons having an interest in the Plan, except that (i) the determinations of the Initial Claims Reviewer are subject to review by the Appeals Administrator; and (ii) the determinations of the Initial Claims Reviewer and the Appeals

Administrator are subject to the interpretations of the Plan document by the Plan Administrator. If challenged in court, the determinations of the Plan Administrator, Initial Claims Reviewer, and Appeals Administrator shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to or considered by Plan Administrator, Initial Claims Reviewer, or Appeals Administrator at the time of its determination.

6.4.    Indemnification

The Plan Administrator, Initial Claims Reviewer, Appeals Administrator, any delegee of the Plan Administrator, Initial Claims Reviewer, or Appeals Administrator (irrespective of whether such delegation is provided in writing, orally, or by action), and any officer, employee, or former employee of a Company who acts on behalf of the Plan Administrator, Initial Claims Reviewer, Appeals Administrator, or delegee with respect to the Plan, is entitled to all indemnification rights provided to a person in these roles under The Dow Chemical Company’s Bylaws (and any future enhancements to those rights), including indemnification under section 6.1 and section 6.2 of The Dow Chemical Company’s Bylaws (or any successor provisions thereto). Notwithstanding the foregoing, nothing in this indemnification provision extends any indemnification rights to any third-party service providers, except for any indemnification rights that may be provided in written contracts between The Dow Chemical Company or the Plan and such third-party service providers.

6.5.    Claim and Review Procedure

a.Initial Claims. If the Initial Claims Reviewer receives a written claim for benefits from a Participant or other individual, the Initial Claims Reviewer shall review such claim in accordance with this Section 6.5. If the Initial Claims Reviewer determines that such claim should be denied in whole or in part, the Initial Claims Reviewer shall, in writing, notify such claimant within 90 days of receipt of such claim that the claimant’s claim has been denied, unless special circumstances require an extension of time for processing. If an extension is required, the Initial Claims Reviewer shall give the claimant written notice and reason for the need for extension and the date by which a decision is expected within the original 90-day period. In no event shall the decision take longer than 180 days after receipt of the claim. If the claim is denied, the Initial Claims Reviewer shall set forth in writing the specific reasons for such denial and such notification shall:

i.state the reason why the claim is being denied;

ii.set forth the pertinent sections of the Plan relied upon;

iii.if applicable, set forth an explanation of any additional material or information necessary for the claimant to perfect the claimant’s claim and an explanation of why such material or information is necessary; and

iv.set forth an explanation of how the claimant can obtain review of such denial, including a statement of the claimant’s right to bring a civil action following an adverse benefit determination.

The claimant may submit written comments, documents, records, and other information relating to the claim for benefits. Further, the claimant shall be provided, upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

b.Appeals. Within 60 days after receipt by the claimant of such notice, such claimant may request, by mailing or delivery of written notice to the Appeals Administrator, a review by the Appeals Administrator of the decision denying the claim. If the claimant fails to request such a review within such 60-day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Initial Claims Reviewer is correct.

The Appeals Administrator shall notify a claimant of its determination on appeal within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review, unless the Appeals Administrator determines that special circumstances require an extension of time for processing the appeal. If the Appeals Administrator determines that an extension of time for processing the appeal is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Appeals Administrator expects to render a determination.

If the claim is denied, the Appeals Administrator shall set forth in writing the specific reasons for such denial and such notification shall:

i.state the reason for denial of the claim;

ii.set forth the pertinent Sections of the Plan relied upon; and

iii.state that the claimant may bring a civil action under ERISA section 502(a) in federal court, provided the claimant institutes such legal proceeding within the time periods provided in Section 6.6.

The claimant shall be provided, upon request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

A claim for a benefit under this Section 6.5 shall include any Applicable Claim as defined in Section 6.6.

6.6.    Commencement of Legal Action

a.An Applicable Claim may not be filed in any court until the claimant has exhausted the claims review procedures described in Section 6.5, and unless such claim or action is filed in a court with jurisdiction over such claim or action no later than the earlier of: (I) 180 days after the mailing or delivery of the adverse determination by the Appeals Administrator; or (II) one year after:

i.in the case of a claim or action to recover benefits allegedly due to the claimant under the terms of the Plan or to clarify the claimant’s rights to future benefits under the terms of the Plan, the earliest of (A) the date the first benefit payment was actually made, (B) the date the first benefit payment was allegedly due, and (C) the date the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred before or during the administrative review process),

ii.in the case of a claim or action to enforce an alleged right under the Plan (other than a right to benefits which are subject to Section 6.6(a)(i)), the date the Initial Claims Reviewer or Appeals Administrator first denied the claimant’s request to exercise such right, regardless of whether such denial occurred during the administrative review process,

iii.in the case of any other claim or action described in Section 6.6(b)(iv), the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based, regardless of whether the claimant was aware of the legal theory underlying the claim or action;

provided, that if a request for administrative review, timely made in accordance with Section 6.5, is pending before the Initial Claims Reviewer or Appeals Administrator when the period described in this Section 6.6 expires, the deadline for filing such claim or action in a court with proper jurisdiction shall be extended to the date that is 180 days after the mailing or delivery of the adverse determination by the Appeals Administrator.

The period described by this Section 6.6 is hereafter referred to as the “Applicable Limitations Period.” The Applicable Limitations Period replaces and supersedes any limitations period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 6.6. Except as provided in the following two sentences, a claim or action filed after the expiration of the Applicable Limitations Period shall be deemed time-barred. The Applicable Limitations Period may be extended by the CHRO or the CHRO’s designee in their sole discretion upon a showing of exceptional circumstances that, in the opinion of the CHRO or the CHRO’s designee provide good cause for an extension. The exercise of this discretion is committed solely to the CHRO or the CHRO’s designee, and is not subject to review.

b.For purposes of this Section 6.6, an “Applicable Claim” is:

i.a claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law,

ii.a claim or action to clarify rights to future benefits under the Plan,

iii.a claim or action to enforce rights under the Plan, or

iv.any other claim or action that (A) relates to the Plan, and (B) seeks a remedy, ruling, or judgment of any kind against the Plan, the Company, the Plan Administrator, the Initial Claims Reviewer, the Appeals Administrator or any delegee of the Plan Administrator, Initial Claims Reviewer or Appeals Administrator, or any officer, employee, or former employee of The Dow Chemical Company or any entity within the Dow Controlled Group or other person who acts on behalf of the Plan.

c.In the event of any Applicable Claim brought by or on behalf of two or more claimants, this Section 6.6, including the Applicable Limitations Period, shall apply separately with respect to each claimant.

6.7.    Forum Selection

a.To the fullest extent permitted by law, any putative class action lawsuit relating to the Plan, the lawfulness of any Plan provision, the administration of the Plan or the performance or non-performance of a Plan Administrator, Initial Claims Reviewer, Appeals Administrator, their delegees or any officer, employee or former employee of The Dow Chemical Company or any entity within the Dow Controlled Group or other persons who act on their behalf with respect to the Plan shall be filed in one of the following jurisdictions: (i) the jurisdiction in which the Plan is principally administered, which is currently within the territorial boundaries of the Northern Division of the United States District Court for the Eastern District of Michigan; or (ii) the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).

b.If any putative class action within the scope of Section 6.7(a) is filed in a jurisdiction other than one of those described in Section 6.7(a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan, including all alleged Participants and Beneficiaries, shall take all necessary steps to have the action removed to, transferred to or re-filed in a jurisdiction described in Section 6.7(a). Such steps may include, but are not limited to, (i) a joint motion to transfer the action; or (ii) a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in Section 6.7(a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in Section 6.7(a) at the same time that it was filed or asserted in a jurisdiction not described therein.

c.This provision does not relieve any putative class member from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.

ARTICLE VII
AMENDMENT AND TERMINATION OF THE PLAN

7.1    Amendment

The Dow Chemical Company reserves the right to amend the Plan at any time, with or without notice, retroactively or prospectively, to the full extent permitted by law. An action to amend the Plan may be taken by: (a) resolution of the Board; (b) action of the Benefits Governance and Finance Committee, the President, Chief Financial Officer, CHRO, or Sponsor Representative, each acting individually; or (c) action of any other person or persons duly authorized by the Board to take such action.

Notwithstanding the foregoing: (i) an amendment that affects only Section 16 Employees, as defined by the Securities Exchange Act of 1934 and determined by the Plan Administrator, shall not be valid unless it is adopted or approved by the board of directors of Dow Inc. (or any successor); (ii) shall not reduce a Participant’s right to benefits accrued and vested under the Plan as of the effective date of such amendment; and (iii) no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.

Any amendment of the Plan must be reviewed by an attorney in The Dow Chemical Company’s Legal Department.

The authority of the Benefits Governance and Finance Committee, the President, Chief Financial Officer, CHRO, and Sponsor Representative to amend the Plan under this Section 7.1 may not be delegated.

7.2.    Termination

The Board reserves the right to terminate the Plan, subject to the conditions set forth in this Section 7.2. A plan termination pursuant to this Section 7.2 shall be performed in a manner consistent with the requirements of Code section 409A and any regulations or other applicable guidance issued thereunder.

Except as provided in this Section 7.2, no termination of the Plan shall reduce a Participant’s right to benefits accrued and vested under the Plan as of the effective date of such termination. Upon termination of the Plan, distributions shall be made to Participants and Beneficiaries in the manner and at the time described in Article IV, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements of Code section 409A. Upon termination of the Plan, no further benefit accruals shall be permitted.

ARTICLE VIII.
MISCELLANEOUS

8.1.    Plan Is Binding

This Plan shall be binding upon and inure to the benefit of the Company, its successors, Participants, Beneficiaries, and their respective successors, assigns, heirs, personal representatives, executors, administrators, and legatees.

8.2.    Effect of Plan on Employer-Employee Relationship

a.Nothing contained herein shall in any manner affect any employment relationship between the Company and any Employee or other individual, nor shall anything contained herein be construed to enlarge upon or to add, directly or indirectly, to the employment rights of any individual, except the right to become eligible to become a Participant under the Plan subject to and as provided in the Plan document.

b.The action of the Company in creating or amending the Plan or any other action, either by the Company or by its employees, contemplated hereunder shall not be construed to constitute or evidence any employer-employee relationship between the Company and its employees. The Company shall have the absolute right at any time to deal with any of its employees from the standpoint of the employer-employee relationship as if the Plan had never been created.

8.3.    Governing Law

The Plan shall be administered, construed and enforced in accordance with ERISA, and to the extent that ERISA has not preempted the laws of the State of Texas, the laws of the State of Texas shall apply, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

8.4.    Tax Withholding

The Company shall have the right to withhold taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state, local, or foreign income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right, to the extent permitted by Code section 409A and other provisions of law, to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant or any Beneficiary, upon such terms and conditions as the Company may prescribe.

8.5.    Savings Clause

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.6.    Notices

No notice, election, or communication in connection with the Plan made or submitted by any Participant, Employee, claimant or other person shall be effective unless duly executed and filed with the Plan Administrator in the form and manner required by the Plan Administrator.

8.7.    Waiver

No term, condition, or provision of the Plan shall be deemed waived unless the purported waiver is in writing signed by the Plan Administrator. No waiver signed by the Plan Administrator shall be deemed a continuing waiver unless so specifically stated in the writing, and any such waiver shall operate only for the stated period and only as to the specific term, condition, or provision waived.

8.8.    Reliance on Information Provided

The Company, Plan Administrator, Initial Claims Reviewer, Appeals Administrator, and any person to whom the Plan’s operation or administration is delegated may rely conclusively on any advice, opinion, valuation, or other information furnished by any actuary, accountant, appraiser, legal counsel, or physician whom such entity or person engages or employs. A good faith action or omission based on this reliance is binding on all parties, and no liability can be incurred for it except as the law requires.

8.9.    Plan Interpretation and Section 409A

Notwithstanding the other provisions hereof, to the extent legally required, the Plan shall be construed and interpreted to comply with Code section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code section 409A or regulations thereunder. However, in no event shall the Plan, the Plan Administrator, the Initial Claims Reviewer, the Appeals Administrator, their delegees, the Company, its officers, directors, employees, former employees, parents, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a Participant, Beneficiary or any other person as a result of the Plan’s failure to satisfy the requirements of Code section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

8.10.    Plan Document

a.Scrivener’s errors. The Plan shall be applied and interpreted without regard to any scrivener’s error in this instrument. The determination whether a scrivener’s error has occurred shall be made by the CHRO in the exercise of the CHRO’s best judgment and sole discretion, based on the CHRO’s understanding of the intent of The Dow Chemical Company as settlor of the Plan, and taking into account such evidence, written or oral, as the CHRO deems appropriate or helpful. The CHRO is authorized to correct any scrivener’s errors the CHRO discovers in this instrument, retroactively or prospectively.

b.Plan document controls over prior agreements. Notwithstanding the provisions of any agreement that was entered into with a Participant on or before December 31, 2008, the terms of the Plan shall control the accrual of any benefits and the payment of any benefits under this Plan. The terms of the Plan shall supersede the applicable terms of any such agreements that purported to control the accrual and payment of nonqualified deferred compensation benefits under this Plan.

c.Global Pension Relocation Policy. To the extent that a Participant in the Plan is covered by the Dow Global Pension Relocation Policy, the cessation of accruals described in Section 3.1(d) of this Plan shall apply to such Participant irrespective of the terms of the Dow Global Pension Relocation Policy. In addition, no individual who becomes covered by the Dow Global Pension Relocation Policy on or after January 1, 2024 may become a Participant in this Plan on or after such date.

8.11.    Privilege

If The Dow Chemical Company or other Company (or a person or entity acting on behalf of The Dow Chemical Company or other Company) or a Plan Administrator, Initial Claims Reviewer, Appeals Administrator, any delegee of the Plan Administrator, Initial Claims Reviewer or Appeals Administrator, or any officer, employee, or former employee of The Dow Chemical Company or any entity within the Dow Controlled Group (an “Advisee”) engages an attorney, accountant, actuary, consultant, or other person or entity to advise the Advisee on issues related to the Plan or the Advisee’s responsibilities under the Plan (an “Advisor”):

a.The Advisor’s client is the Advisee and not any Participant, Employee, Beneficiary, Spouse or domestic partner, alternate payee, claimant, or other person;

b.The Advisee shall be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and

c.No Participant, Employee, Beneficiary, Spouse or domestic partner, alternate payee, claimant, or other person shall be permitted to review any communication between the Advisee and any of the Advisee’s Advisors with respect to whom a privilege applies, unless mandated by a court order.

8.12.    Rules of Construction

For purposes of the Plan, unless the contrary is clearly indicated by the context:

a.the use of any gender is not intended to be exclusive;

b.the use of the singular shall also include within its meaning the plural and vice versa;

c.the word “include” shall mean to include, but not to be limited to;

d.any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder;

e.the title of an officer, employee, or entity used in this Plan (including, but not limited to, the title(s) referred to in the definitions of Plan Administrator, Initial Claims Reviewer, and Appeals Administrator), means the respective officer, employee, or entity of The Dow

Chemical Company and means any successor title to such position as such title may be changed from time to time;

f.references to a Plan Administrator, Appeals Administrator, Initial Claims Reviewer, officer or employee of the Company, or other person or entity with responsibility or authority under the Plan shall include delegees (if any) of such entity or person, with respect to such entity’s or person’s delegated responsibilities; and

g.the captions and headings of each article, section, paragraph, and other provision of the Plan are for convenience and reference only and are not to be considered in interpreting the terms and conditions of the Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Sponsor Representative of Dow, who has been authorized and empowered by The Dow Chemical Company to amend and restate the Plan, has caused this restatement of the Plan to be executed on the date written below.

/s/ BRYAN JENDRETZKE
Bryan Jendretzke
Sponsor Representative

Dated: December 18, 2023